UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Hycroft Mining Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	82-2657796 (I.R.S. Employer Identification Number)

8181 E. Tufts Ave, Suite 510
Denver, Colorado 80237
(Address of principal executive offices, including zip code)

Securities to be registered to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Warrants assumed by the Registrant on May 29, 2020, to purchase shares of common stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities registered hereby are warrants (the “Seller Warrants”) of Hycroft Mining Holding Corporation (the “Company”), previously known as Mudrick Capital Acquisition Corporation, issued by Hycroft Mining Corporation (“Seller”) on October 22, 2015, pursuant to that certain Warrant Agreement, dated October 22, 2015, by and between Seller, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent (the “Seller Warrant Agreement”). The Seller Warrant Agreement and the Seller Warrants issued thereunder were assumed by the Company, with Continental Stock Transfer & Trust Company LLC as the successor warrant agent, in connection with the closing of the business combination on May 29, 2020 between the Company and Seller. The number of shares of common stock for which a Seller Warrant is exercisable, and the exercise price per share, vary based upon a formula calculated on the date of exercise. As of July 1, 2020, each Seller Warrant is exercisable into 0.2523 shares of the Company’s Common Stock at an exercise price of $44.82 per share. The description of the Seller Warrants contained under the heading “Description of Securities to be Registered – Warrants – Assumed Warrants of the Seller” in the registration statement on Form S-1 initially filed with the Securities and Exchange Commission on July 13, 2020 and declared effective on July 22, 2020 (File No. 333-239840) (the “S-1 Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the S-1 Registration Statement that includes such description and that is subsequently filed is also incorporated by reference herein.

Item 2. Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 4, 2020).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 4, 2020).

4.1	Warrant Agreement, dated October 22, 2015, by and between Hycroft Mining Corporation, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; such warrant agreement was assumed by the Company and Continental Stock Transfer & Trust Company LLC is the successor warrant agent, and Form of Warrant included as Exhibit A to such Warrant Agreement (incorporated by reference to Exhibit 10.11 to the Company’s joint proxy statement/prospectus on Form S-4/A filed on April 7, 2020).

4.2	Warrant Agreement dated February 7, 2018, by and between Mudrick Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, LLC, and Form of Warrant included as Exhibit A to such Warrant Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 18, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

HYCROFT MINING HOLDING CORPORATION

Dated: August 21, 2020
	By:	/s/ Jeffrey Stieber
Jeffrey Stieber
Vice President and Chief Financial Officer